UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Rentokil Initial plc

(Exact name of Registrant as Specified in Its Charter)

England and Wales	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Compass House Manor Royal Crawley West Sussex RH10 9PY United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary shares, nominal value £0.01 per share*	The New York Stock Exchange*

American Depositary Shares (“ADS”) each representing five ordinary shares	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-265455

Securities to be registered pursuant to Section 12(g) of the Act: None

* Application made for registration purposes only, not for trading, and only in connection with the listing of the ADSs on The New York Stock Exchange. Each ADS represents the right to receive five ordinary shares and the ADSs are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the ADSs are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8.

EXPLANATORY NOTE

Rentokil Initial plc (the “Registrant”) is filing this Form 8-A in connection with the pending completion of the business combination between Rentokil Initial plc and Terminix Global Holdings, Inc. and the listing of the Registrant’s American Depositary Shares (“ADS”), each representing five ordinary shares, on the New York Stock Exchange (“NYSE”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The Registrant hereby incorporates by reference (a) the description of its ordinary shares, nominal value £0.01 per share, contained under the heading “Description of Rentokil Initial Ordinary Shares,” (b) the description of its American Depositary Shares, each representing five ordinary shares, contained under the heading “Description of Rentokil Initial American Depositary Shares” and (c) the information set forth under the headings “The Merger Proposal — Material U.S. Federal Income Tax Consequences” and “The Merger Proposal —Material UK Tax Consequences of Owning Rentokil Initial Ordinary Shares or Rentokil Initial ADSs,” in each case, in the Company’s Registration Statement on Form F-4 (333-265455), as originally filed with the Securities and Exchange Commission on June 7, 2022, as amended from time to time (the “Registration Statement”). In addition, all of the above-referenced descriptions included in any prospectus forming a part of the Registration Statement subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the NYSE and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RENTOKIL INITIAL PLC

	By:	/s/ Catherine Stead
	Name:	Catherine Stead
	Title:	Company Secretary

Date: October 4, 2022